UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 19, 2007

3D SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-22250	95-4431352
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

333 Three D Systems Circle
Rock Hill, SC	29730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (803) 326-3900

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

3D Systems Corporation (the “Company”) announced that it has chosen Damon J. Gregoire as its Vice President and Chief Financial Officer.  Mr. Gregoire is expected to join 3D Systems on April 25, 2007.

Mr. Gregoire, age 39, has served as Vice President of Finance of Infor Global Solutions, Inc., an international software company, since April 2006 with responsibility for its Datastream Systems and Customer Relationship Management divisions.  Mr. Gregoire previously served as Corporate Controller of Datastream Systems, Inc., a software company, from 2005 until it was acquired by Infor Global Solutions, Inc. in March 2006.  From 2001 to 2005, Mr. Gregoire served as Director of Accounting and Financial Analysis of Paymentech, L.P., an international credit card processing company.

Mr. Gregoire’s compensation arrangements will be effective upon his joining the Company and will include:

•                  an annual base salary of $230,000;

•                  the opportunity to participate in the Company’s annual incentive program, with a base target bonus equal to 50% of his annual base salary;

•                  an award of 15,000 shares of restricted common stock of the Company, which will be issued under the Company’s 2004 Incentive Stock Plan upon approval by the Compensation Committee of the Board of Directors at a price of $1.00 per share and will be subject to a three-year vesting period; and

•                  reasonable and customary relocation expenses.

Gerald J. Pribanic will continue to serve as the Company’s Interim Vice President and Chief Financial Officer during a brief transition period.

Item 8.01.                                    Other Events.

On April 19, 2007, the Company issued a press release relating to Mr. Gregoire’s joining the Company.  A copy is attached hereto as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits.

99.1              Press Release dated April 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3D SYSTEMS CORPORATION
Date: April 20, 2007
	By:	/s/ ROBERT M. GRACE, JR
(Signature)

	Name:	Robert M. Grace, Jr.
	Title:	Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release dated April 19, 2007.